Transax International Limited

8th Floor | 5201 Blue Lagoon Drive | Miami | FL | 33126 | USA

Tel : +1 305.629.3090 | Fax : +1 305.629.3092

Transax International Reports Preliminary First Quarter Results

- Record 700,000 Transactions Executed in March 2006 -

MIAMI, FL, April 27, 2006-- Transax International Limited (Transax) (OTCBB: TNSX), a network solutions company for healthcare providers and health insurance companies, today reported continued revenue and transaction growth for the first quarter of 2006.

During the first quarter of 2006, Transax expects to announce it has processed a record 1.85 million transactions, compared to 1.3 million for the first quarter of 2005. As a result of continued installations during the quarter, the company executed a record 700,000 transactions during March 2006. The Company anticipates recording net revenues of approximately $1.0 million, compared to net revenues of $640,408 for the same period in 2005, representing an approximate 55% increase.

The Company currently has 5,500 solutions operational in Brazil. During the quarter it replaced many legacy solutions amongst our client network, resulting in 65% of transactions now coming from Point of Sales (POS) installations. Five medical laboratories were newly integrated with the Company’s solutions this quarter in Brazil. During March 2006 the Company undertook a record 150,000 real-time medical laboratory transactions on behalf of its clients.

Stephen Walters, President & CEO of Transax commented, “During the first quarter we continued to rollout previously announced contracts which resulted in a significant increase in transaction volume. We are currently processing approximately 700,000 transactions per month, up over 50% from the same period last year. At this rate, we now expect to process over 2 million transactions during the second quarter of 2006.” Mr. Walters continued, “Our net revenues for the quarter were up sharply from last year as well and we are confident this trend will continue throughout the year.”

Additionally, during the quarter, the Company signed up a new client for its MedLink Solution in Brazil and commenced a strategic partnership with Brazil’s largest Medical Practice Management Solution to integrate the Company’s MedLink technology. Both of these initiatives are expected to become revenue generating during the second half of 2006.

About Transax International Limited

Transax International is an emerging network solutions provider for the healthcare sector. Utilizing its proprietary MedLink(TM) technology, Transax provides a service similar to a credit card processing for the health insurance and providers industries. A Transax transaction consists of: approving eligibility, authorization, auto-adjudication of the health claim and generating the claim payable files -- provided instantaneously in “real time” -- regardless of method of claim generation.

Transax’s solutions have been proven to significantly decrease health insurance claim expenditures and healthcare provider costs. Based in Miami, Fl, Transax maintains a major operations office in Rio de Janeiro, Brazil with approximately 35 staff. The Company has contracts in place with major health insurers in Brazil for up to 2,500,000 transactions per month and currently undertakes approximately 700,000 transactions per month, for which Transax receives approximately $0.55 cents per transaction.

Contacts:	David Sasso

Vice President - Investor Relations & Corporate Communications

305.629.3090

dsasso@transax.com

http://www.transax.com

John Tsemberides

ROI Group Associates, Inc.

212-495-0743

john@roiny.com

SAFE HARBOR STATEMENT “THIS NEWS RELEASE MAY INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, THE COMPANY’S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE “SAFE HARBOR” PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.”